Exhibit 99.1
April 19, 2005
Steven F. Nicola
CFO, Secretary & Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 19, 2005 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the second fiscal quarter ended March 31, 2005. Net income for the quarter was $15,263,000 versus $13,801,000 for the same quarter last year. Earnings per share for the second quarter of fiscal 2005 were $0.47 compared to $0.42 a year ago, an increase of 11.9 percent. Sales in the quarter increased 25.0 percent to $156,243,000 versus $124,987,000 in the second quarter of fiscal 2004.

Net income for the six months ended March 31, 2005 was $27,988,000 versus $25,184,000 for the six months ended March 31, 2004. Earnings per share for the first half of fiscal 2005 increased 11.7 percent to $0.86 compared to $0.77 for the first six months a year ago. Sales for the first half of fiscal 2005 increased 26.1 percent to $304,949,000 versus $241,889,000 for the first half of fiscal 2004.

In discussing the financial results for the quarter and first six months of the fiscal year, David M. Kelly, Chairman and Chief Executive Officer, stated:
“The increase in sales for the quarter and year-to-date periods resulted principally from the Company’s recent acquisitions. The growth in operating income was primarily driven by improvements in our Bronze segment and the acquisition of The Cloverleaf Group (our new Merchandising Solutions segment). Sales and operating profits were also benefited by favorable changes in currency rates compared to the prior year. However, these gains were partially offset by lower than expected results in our Graphics Imaging segment.

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Our Graphics Imaging businesses reported a reduction in operating income from last year, principally as a result of weak demand in the U.S. market and lower margins in several of our European businesses. Investments during the quarter in developing new accounts also affected the segment’s domestic profitability. The Bronze and York Casket segments continue to be unfavorably impacted by rising metal costs. Additionally, operating results for the York Casket segment reflected one-time costs associated with the planned establishment of a casket manufacturing facility in Mexico. This project is proceeding as expected.”

Citing continued uncertainty with respect to metal costs, ongoing investments in establishing the Mexican casket operation, and continued weakness in the graphics businesses, Mr. Kelly advised that the Company is maintaining its target for earnings per share for fiscal 2005 in the range of $1.80 to $1.85.

The Company repurchased approximately 450,000 shares of its common stock during the quarter. Year-to-date repurchases have totaled approximately 790,000 shares.

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.045 per share on the Company’s common stock for the quarter ended March 31, 2005. The dividend is payable May 13, 2005 to stockholders of record April 29, 2005.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Six Months Ended
	3/31/04	3/31/05	3/31/04	3/31/05
Sales	$124,987	$ 156,243	$241,889	$304,949
Operating Profit	24,166	26,385	44,019	46,504
Income before Taxes	22,550	24,616	41,150	45,141
Income Taxes	8,749	9,353	15,966	17,153
Net Income	$13,801	$ 15,263	$25,184	$27,988
Earnings per Share	$0.42	$0.47	$0.77	$0.86
Weighted Average Shares	32,700,705	32,533,077	32,652,245	32,616,624

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.